Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) (the “Registration Statement”) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 8, 2021 (except for paragraph 2 of Note 2 and paragraph 4 of Note 17, as to which the date is April 14, 2021), with respect to the consolidated financial statements of Zymergen Inc. included in the Registration Statement and related Prospectus of Zymergen Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
April 21, 2021